EXHIBIT 99
                                                                      ----------


                ADMIRALTY BANCORP, INC. ANNOUNCES RECORD EARNINGS
                     WITH AN INCREASE IN NET INCOME OF 372%.

PALM BEACH GARDENS, FLORIDA, April 11, 2002 ... Admiralty Bancorp, Inc., (NASDAQ
NM: AAAB) parent company of Admiralty Bank, announced today its results for the first quarter of 2002. Admiralty Bancorp, Inc. reported a record net profit of $1,415,000, or $0.27 per share basic and $0.25 per share diluted, compared to a profit of $300,000, or $0.07 per share basic and diluted in the first quarter of 2001.

At March 31, 2002, the Company's total assets reached $534.3 million, an increase of 7.4% over total assets at December 31, 2001, and 45.7% over total assets at March 31, 2001. The Company's net loans totaled $400.6 million, an increase of 2.6% over net loans at December 31, 2001, and 53.5% over net loans at March 31, 2001. The Company's deposits totaled $483.9 million, an increase of 7.7% over total deposits at December 31, 2001, and 49.2% over total deposits at March 31, 2001.

Ward Kellogg President and CEO of Admiralty Bancorp, Inc. said, "We are especially pleased to announce that our record level of earnings represent a very solid core profitability with no gains from the sale of assets or investments. To date, we have offered only traditional banking products and services. We have an excellent opportunity to offer our customers additional fee generating services such as trust or investment services which would further improve our earnings in the future. During the past three years, while maintaining a healthy profit, our main focus has been on growing our assets and opening new offices. We now have ten offices from Fort Lauderdale to Orlando. We have one class of stock and we have fully deployed our existing capital. We have achieved the asset size where we can continue to provide superior personal customer service at an efficiency level which also produces outstanding profitability. Our earnings performance level is expected to continue during 2002 and is intended to reward our shareholders for investing in us and patiently following our growth story. All ten of our offices are well established and will continue making substantial contributions to our continued growth and core profitability."

Admiralty Bank has been recognized in an industry publication as the "Fastest Growing Bank in Florida". Over the past three calendar years, Admiralty has experienced average annual growth rates of 103%, 95% and 83% for loans deposits and assets, respectively. The same publication ranked Admiralty's stock performance as the best in Florida among all bank and thrift stocks for the same three years.

Also during 2001, the per share market price of the Company's stock increased 165% for the year, a performance that ranked #1 in the Southeastern United States and #3 in the entire country for all publicly traded bank stocks, according to published brokerage firm reports.

INTEREST AND DIVIDEND INCOME.
The Company's interest and dividend income increased $1,137,000, or 16.9%, to $7,869,000 for the quarter ended March 31, 2002 from $6,732,000 for the same period of 2001. This increase in interest income primarily relates to an increase in the Company's average balance of earning assets, partially offset by a lower yield on those interest earning assets. Average balances increased by $153.4 million for loans, $13.2 million for investment securities (including Federal Reserve Bank stock and FHLB stock) and $3.7 million for federal funds sold. The average yield on the loan portfolio decreased to 7.1% in the first quarter of 2002, compared to 9.4% in the first quarter of 2001. The average yield on federal funds sold decreased to 1.7% in the first quarter of 2002 from 5.6% for the same period in 2001. The average yield on investment securities, including Federal Reserve Bank and FHLB stocks, decreased to 5.9% in the first quarter 2002 from 6.9% in the first quarter of 2001. During the three months ended March 31, 2002 the yield on the Company's interest earning assets decreased to 6.6% from 8.8% during the three months ended March 31, 2001. All decreases are due primarily to lower market interest rates.

INTEREST EXPENSE. The Company's interest expense for the first quarter of 2002 decreased $638,000, or 18.1%, to $2,884,000 from $3,522,000 for the same period last year. The decrease in interest expense reflects a 52.9% increase in average interest bearing liabilities at March 31, 2002, as compared to the same period in 2001 offset by a lower cost of funds on those interest bearing liabilities. Total average deposits increased $141.1 million in the first quarter of 2002 as compared to the same period in 2001. While the growth in deposits between periods is impressive, we also note the significant increase in core money market accounts and non-interest bearing accounts. The average balance of non-interest bearing demand deposits and money market deposits increased by $29.8 million, and $56.5 million, respectively, in the first quarter of 2002 as compared to the same period in 2001, with the average balance of non-interest bearing demand deposits reaching $71.4 million for the three months ended March 31, 2002 from $41.6 million for the three months ended March 31, 2001. In addition, the average balance of the Company's time deposits increased by $71.6 million, to $221.3 million for the three months ended March 31, 2002 from $149.7 million for the three months ended March 31, 2001. The Company's average cost of deposits for the three months ended March 31, 2002, decreased to 2.5% from 4.8% for the comparable period of 2001, primarily due to the lower rates of interest on deposit accounts. The average balance of securities sold under agreement to repurchase was $2.9 million, and the average balance of advances from the FHLB was $1.0 million at average rates of 6.4% and 2.0% respectively, during the three months ended March 31, 2002. In the quarter ended March 31, 2001 the average balance of securities sold under agreement to repurchase was $5.9 million and the average of advances from the FHLB was $3.9 million, both at average rates of 6.3%. The Company's average cost of funds for the three months ended March 31, 2002, decreased to 2.5% from 4.8% in the comparable period of 2001.

NET INTEREST AND DIVIDEND INCOME. Net interest and dividend income for the three months ended March 31, 2002, increased by $1,775,000, or 55.3%, over the same period last year.

The Company's net interest spread increased 47 basis points to 3.63% for the three months ended March 31, 2002, from 3.16% for the comparable period of 2001, reflecting a greater decline in the Company's cost of interest paying liabilities than the decline in its yield on earning assets.

PROVISION FOR LOAN LOSSES. The provision for loan losses decreased to $102,000 from $447,000 for the three months ended March 31, 2002, as compared to the same period of 2001, reflecting the slower growth in the loan portfolio in the first quarter of 2002 as well as management's view of the current state of the economy. The Company's provision for loan losses maintained the reserve at a level management believes appropriate in light of the Company's lending activities, the quality of the loan portfolio, collateral maintained, historical experience, volume and type of lending conducted by the Company, the status of past due and non-performing loans, the general economic conditions of the Company's lending area and other factors affecting collectibility of the Company's loan portfolio. The Company had no material recoveries during the quarter and charged off three loans, which had previously been identified as problem loans, totaling $431,000 against the reserve during the quarter. Two loans with an aggregate balance of $248,000 were transferred to other real estate during the quarter. Total classified loans were reduced to $673,000 at March 31, 2002 from $1,619,000 at December 31, 2001, primarily as a result of the aforementioned transactions. The Company's ratio of non-performing assets to total assets declined to 0.13% at March 31, 2002 from 0.19% at December 31, 2001. While the Company's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, the financial status of borrowers and regulatory requirements.

NON-INTEREST INCOME. For the first quarter of 2002, total non-interest income decreased $21,000, or 6.7%, to $291,000 from $312,000 in the same period of last year. The decrease includes $3,000 more in service charges and fees, $12,000 less in commissions earned by Admiralty Insurance Services, LLC, the Company's insurance affiliate and $10,000 less in gains on sales of loans as the Company sold no loans during the quarter ended March 31, 2002.

NON-INTEREST EXPENSE. For the three-month period ended March 31, 2002, the Company experienced increases of $339,000 in its non-interest expense over the comparable period of 2001. For the period ended March 31, 2002, the Company's total non-interest expense was $2,902,000, compared to total non-interest expense of $2,563,000 for the same period in 2001. The increase in non-interest expense in the three month period of 2002 reflects a $115,000 increase in salaries and employee benefit expense as the Company hired additional staff to administer growth in its loan and deposit portfolios and to staff its new full service branches in South Orlando (which opened in March 2001), Cocoa Beach (which opened in April 2001), Altamonte Springs (which opened in September 2001) and Fort Lauderdale (which opened in August 2001). Full time equivalent employees increased to 117 at March 31, 2002, from 103 at March 31, 2001. The increase in salaries and benefits is partially offset by a decrease of $86,000 in expense for the senior management incentive program as the Company has suspended the program for 2002, and so ceased accruing expense for bonuses. Occupancy expense increased by $186,000, or 54.7%, in the three months ended

March 31, 2002 as compared to the same period in 2001. Occupancy expenses at the Cocoa Beach office, Fort Lauderdale office and Altamonte Springs office were $22,000, $22,000 and $79,000, respectively, in the first quarter of 2002 while the Company did not have these locations in the first quarter of 2001. Additionally, occupancy expenses at the south Orlando office were $39,000 greater in 2002 as the branch was not open for the full first quarter of 2001. Furniture and equipment expenses increased to $205,000 in the first quarter of 2002 from $147,000 in the first quarter of 2001. Furniture and equipment expenses at the Cocoa Beach office, Fort Lauderdale office and Altamonte Springs office were $12,000, $12,000 and $8,000 respectively in 2002 while the Company did not have these locations in 2001. Furniture and equipment expenses for the south Orlando office were $13,000 greater in the first quarter of 2002 as the branch was not open for the full first quarter of 2001. Due to the Company's adoption of SFAS 142 "Goodwill and Other intangible Assets", the Company had no goodwill amortization in 2002 and $38,000 for the first quarter of 2001. The Company experienced a net increase of $18,000 in other non-interest expenses in the first quarter of 2002 compared to the same period in 2001. This increase includes a decrease of $52,000 in director and committee fees and expenses as the Company suspended these payments for 2002.

"The first quarter of 2002 is the first installment of Admiralty's new plan." said Kevin Sacket, Treasurer of Admiralty Bancorp, Inc. "We have changed our focus from high growth to look more toward profitability. As such the increases in the balance sheet components during the first quarter are modest by Admiralty standards, with net loans, deposits and assets growing 2.6%, 7.7% and 7.4% respectively in the first quarter while pre-tax net income increased 209% in the first quarter of 2002 as compared to the fourth quarter of 2001. We look forward to continuing to produce moderate growth while we fine tune the balance sheet to produce higher earnings."

Admiralty Bancorp, Inc. is the parent company for Admiralty Bank. Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and nine branch offices located in Altamonte Springs, Boca Raton, Cocoa Beach, Fort Lauderdale, Juno Beach, Jupiter, Melbourne and Orlando, Florida. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. Admiralty Bancorp, Inc. also owns an interest in Admiralty Insurance Services, LLC. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

"Safe Harbor" Statement under the private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONTACT INFORMATION:
         INVESTOR RELATIONS:  BARBARA MOORE
         TREASURER:  KEVIN M. SACKET
         561.624.4701

                             ADMIRALTY BANCORP, INC.
                             SELECTED FINANCIAL DATA


               (unaudited)                             As of or for       As of or for
(dollars in thousands, except per share data)        the Period Ended   the Period Ended                         Percentage
                                                      March 31, 2001     March 31, 2002         Change             Change
                                                        ----------         ----------         ----------         ----------
INCOME STATEMENT DATA:
Interest and dividend income........................    $    6,732         $    7,869         $    1,137                17%
Interest expense ...................................         3,522              2,884               (638)              -18%
                                                        ----------         ----------         ----------
Net interest and dividend income ...................         3,210              4,985              1,775                55%
Provision for loan losses ..........................           447                102               (345)              -77%
                                                        ----------         ----------         ----------
Net interest and dividend income
  after provision for loan losses ..................         2,763              4,883              2,120                77%
Non-interest income ................................           312                291                (21)               -7%
Non-interest expense ...............................         2,563              2,902                339                13%
                                                        ----------         ----------         ----------
Income before income taxes .........................           512              2,272              1,760               344%
Income tax expense .................................           212                857                645               304%
                                                        ----------         ----------         ----------
Net income .........................................    $      300         $    1,415         $    1,115               372%
                                                        ==========         ==========         ==========

PER COMMON SHARE DATA:
Net income - basic .................................    $     0.07         $     0.27         $     0.20               286%
             diluted ...............................    $     0.07         $     0.25         $     0.18               257%
Book value (1) .....................................    $     7.58         $     8.45         $     0.87                11%

BALANCE SHEET DATA:
Total assets .......................................    $  366,712         $  534,346         $  167,634                46%
Total loans ........................................       263,837            405,109            141,272                54%
Allowance for loan losses ..........................         2,833              4,516              1,683                59%
Investment securities (2) ..........................        50,044             54,727              4,683                 9%
Goodwill, net ......................................         3,348              3,233               (115)               -3%
Deposits ...........................................       324,252            483,938            159,686                49%
Stockholders' equity ...............................        32,173             44,642             12,469                39%

SELECTED OPERATING RATIOS:
Return on average assets ...........................         0.36%              1.11%
Return on average common equity ....................         3.79%             12.78%
Net interest margin ................................         4.17%              4.20%

SELECTED CAPITAL AND ASSET QUALITY RATIOS:
Average equity/average assets ......................         9.60%              8.72%
Non-accrual loans/total loans ......................         0.16%              0.11%
Non-performing assets/total loans
  and other real estate owned ......................         0.16%              0.17%
Non-performing assets/total assets .................         0.11%              0.13%
Allowance for loan losses/total loans ..............         1.07%              1.11%
Allowance for loan losses/non-performing assets ....       682.65%            666.08%
Net charge-offs/average total loans ................         0.00%              0.11%

(1) For 2001, the book value per common share calculated by dividing the aggregate outstanding Class A common shares at a conversion ratio of one Class A share to 1.1291 Class B shares and the Class B shares, adjusted for the 2001 stock dividend, into total stockholders' equity.

(2) Investment securities include Federal Reserve Bank stock and Federal Home Loan Bank stock.